Exhibit 99.1

United Online Updates FTD Tax-Free Spin Off Timetable

WOODLAND HILLS, Calif.—(BUSINESS WIRE)—September 20, 2013—United Online, Inc. (Nasdaq: UNTD) today announced that it expects its previously announced separation of FTD Companies, Inc. (“FTD”) from United Online to be completed on November 1, 2013.  The company previously had targeted an October 1, 2013 separation date, but has not yet received all necessary regulatory approvals to implement the transaction.

“We remain intent on completing the planned tax-free spin off of FTD,” said Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online.  “We continue to believe that the tax-free spin off of FTD will unlock value for the benefit of our stockholders and provide significant operational and strategic flexibility for both FTD and United Online, better position them to capitalize on their well-recognized brands, and enhance long-term stockholder value,” he added.

As previously announced, United Online expects to distribute one share of FTD common stock for every five shares of United Online common stock held on the record date of the spin off, which will be determined at a later date.  In addition, United Online expects to implement a one-for-seven reverse stock split of shares of United Online common stock immediately prior to the spin off of FTD.  For example, for every 35 shares of United Online common stock that a United Online stockholder holds on the spin off record date, such stockholder would hold 7 shares of FTD common stock and 5 shares of United Online common stock immediately following the spin off and reverse stock split.

The completion of the spin off is subject to certain customary conditions, including the receipt of a ruling from the U.S. Internal Revenue Service as to the tax-free nature of the spin off which the company has received, effectiveness of appropriate filings with the U.S. Securities and Exchange Commission, receipt of legal opinions, and final approval of the United Online Board of Directors of the transactions contemplated by the spin off.  There can be no assurance that the spin off will occur and, if it does occur, there can be no assurance as to its terms or timing.

About United Online®

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. United Online’s FTD segment provides floral-related products and services (FTD, Interflora, Flying Flowers, and Flowers Direct) for consumers and retail florists, as well as other retail locations offering floral and related products and services. United Online’s Content & Media segment provides online nostalgia products and services (Classmates and StayFriends) and online loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including 4G mobile broadband (NetZero Wireless).

Cautionary Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. We can give no assurance that any future results or events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause our actual results or the timing of the proposed spin off and reverse stock split to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, statements about the separation of United Online into two independent, publicly-traded companies; the terms, timing and effect of the separation on United Online, its stockholders, customers and employees; the capitalization of United Online and FTD; the future operational and strategic flexibility of United Online and FTD and other possible results of the distribution and reverse stock split. Many of these risks and uncertainties are based on factors that cannot be controlled by United Online and include, but are not limited to (1) market conditions in general and those applicable to the distribution and reverse stock split; (2) factors affecting the expected timeline for completing our separation into two public companies; (3) the effect our separation and the reverse stock split may have on United Online’s stock price; (4) the risk that the anticipated benefits from the distribution and reverse stock split may not be fully realized or may take longer to realize than expected; (5) tax and regulatory matters, including obtaining approvals from applicable regulatory agencies to effect the proposed spin off; (6) changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of United Online’s businesses. A detailed description of other risks and uncertainties affecting United Online is contained in Item 1A of United Online’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 4, 2013, in Item 1A of FTD’s Registration Statement on Form 10, as amended, initially filed with the SEC on April 30, 2013, in Item 1A of the Company’s Quarterly Reports on Form 10-Q, and in its other filings with the SEC. These filings are available for free on the SEC’s website at www.sec.gov, and the Company’s filings are also available for free on the Company’s website at www.unitedonline.com. United Online undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Source: United Online, Inc.

United Online, Inc.

Investors:

David Bigelow, 818-287-3560

dbigelow@corp.untd.com

or

Press:

Scott Matulis, 818-287-3388

pr@untd.com